Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (File Nos. 333-103847, 333-122181 and 333-151218) of IEC Electronics Corp., of our report dated November 11, 2010 relating to the financial statements of Southern California Braiding Co., Inc. for the years ended December 31, 2009 and 2008, which are included in the Current Report on Form 8-K/A of IEC Electronics Corp. dated March 2, 2011.

/s/ Kushner, Smith, Joanou & Gregson, LLP

Kushner, Smith, Joanou & Gregson, LLP
Irvine, California
March 2, 2011